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PROSPECTUS SUPPLEMENT                              Filed under Rule 424(B)(3)
(To Prospectus dated June 15, 1998 and                   (File No. 333-44475)
Prospectus Supplement thereto dated June 17, 1998)


                         3,995,496 Shares

                         LEGG MASON, INC.

                           Common Stock

                         ($.10 Par Value)


     This Prospectus Supplement amends and supplements information contained in the section captioned "Selling Stockholders" of that certain Prospectus dated June 15, 1998, as supplemented by that certain Prospectus Supplement dated June 17, 1998 (as so supplemented, the "Prospectus"), relating to 3,995,496 shares (the "Shares") of common stock, $.10 par value per share ("Common Stock"), of Legg Mason, Inc. (the "Company").

     All share information in this Prospectus Supplement reflects the two-for-one stock split of the Company's Common Stock effected by the Company in September 1998.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                            SELLING STOCKHOLDERS


     The following table sets forth the names of the Selling Stockholders and the number of shares of Common Stock owned by each of them and offered hereunder.




     Name                                         Number of Shares


     Robert F. Boyd...............................       16,374
     Benedict E. Capaldi..........................      300,892
     Luz E. Carey.................................        1,954
     Alexander C. Cutler..........................        3,910
     Judy L. DiMaio...............................        1,954
     Paul D. Ehrlichman...........................      197,374
     Earl J. Gaskins..............................        9,776
     W. Anthony Hitschler.........................    1,205,168 (1)
     David F. Hoffman.............................        5,082 (2)
     Michael D. Jamison...........................      303,820 (2)
     Scott L. Kuensell............................       37,150 (2)


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



     Name                                         Number of Shares


     Paul R. Lesutis..............................      328,212
     Carl M. Lindberg.............................      386,334 (3)
     Henry F. Otto................................      200,446
     Willard J. Scott.............................      105,318
     Stephen S. Smith.............................      760,084 (2)
     Steven M. Tonkovich..........................       35,838
     Edward A. Trumpbour..........................       95,810 (2)

          Total...................................    3,995,496



(1) Does not include 40,000 shares owned by Mr. Hitschler's wife, as to which Mr. Hitschler disclaims beneficial ownership.

(2) Excludes the following number of shares of Common Stock subject to stock options that are currently exercisable and which have been registered pursuant to a registration statement on Form S-8:
     Mr. Hoffman - 12,012; Mr. Jamison -101,676; Mr. Kuensell - 6,676; Mr. Smith - 76,256; and Mr. Trumpbour - 22,122.

(3) Does not include 24,000 shares owned by The Carl M. Lindberg Family Foundation, Inc., as to which Mr. Lindberg disclaims beneficial ownership. Mr. Lindberg is the President of The Carl M. Lindberg Family Foundation, Inc.

     In addition, certain Selling Stockholders donated some of the Shares beneficially owned by them to the family members, trusts, charitable institutions or other persons or entities listed below, each of which shall be deemed to be a "Selling Stockholder" for purposes of the Prospectus and this Prospectus Supplement. From time to time one or more of the Selling Stockholders may make additional gifts of Shares to family members, trusts, charitable institutions or other persons or entities, each of which shall be deemed to be a "Selling Stockholder" for purposes of the Prospectus and this Prospectus Supplement.

     The following table sets forth information with respect to beneficial ownership of the Company's Common Stock as of the date of this Prospectus Supplement by certain of these Selling Stockholders.



     Name                                         Number of  Shares


     Diana Cecala....................................    40,000
     The Carl M. Lindberg Family Foundation, Inc.....    24,000
     Xavier University Gifts Fund....................       660
     Ronald L. Horn..................................       620
     Tina M. Canulli.................................       620

          Total......................................    65,900




       The date of this Prospectus Supplement is October 28, 1998.